Exhibit 99.1
GTSI Produces Solid Fourth Quarter and Year-end Results
GTSI’s Income before taxes in 2009 was $9.7 million, up 60% from 2008
HERNDON, VA., March 5, 2010 — GTSI Corp. (NASDAQ: GTSI), a systems integrator, solutions and services provider to the government, today announced its financial results for the three months and twelve months ended December 31, 2009.
“The strength and resiliency of GTSI was tested in 2009, but we ended with a terrific fourth quarter,” said Scott Friedlander, GTSI’s President and Chief Executive Officer. “Despite the headwinds throughout the year, our team never lost sight of our customers’ objectives. We designed and delivered critical solutions and services to meet our customers’ pressing technology needs.
“In 2009 we saw earnings before taxes interest depreciation and amortization rise to $16.4 million, the highest since 2002 and our income before taxes increase to $9.7 million. One factor that drove these results was that our operating expenses declined to the lowest levels in five years,” said Friedlander.
Fourth Quarter Financial Results
For the three months ended December 31, 2009, GTSI reported sales of $243.5 million, a 7.1% decrease over the same period in 2008 mainly due to declines in product sales. Reported net income was $5.8 million, down 23.1% or $0.60 per diluted share, down 22.1%. Operating expenses were $27.0 million down 2.3%, driven primarily by decreased employee expenses.
Gross margin for the three months ended December 31, 2009 increased to $33.9 million or 6.6% from the same period in 2008, primarily due to increased financial services offerings.
For comparative purposes, it is important to note that during the fourth quarter of 2008 the Company released a tax valuation allowance and posted a net tax benefit of $1.8 million. Equity income from affiliates was $3.3 million for the quarter, an increase of $1 million. For comparative purposes, GTSI’s income before taxes in the fourth quarter of 2009 was $9.9 million up 70.4% from the same period in 2008.
Year-end Financial Results
For the twelve months ended December 31, 2009, GTSI reported sales of $761.9 million, a 7.2% decrease over 2008 and reported net income of $5.5 million $0.56 per diluted share. Operating expenses were $98.1 million down 5.5%.
Gross margin for fiscal 2009 decreased $5.9 million while gross margin percentage increased 20 basis points from fiscal 2008, primarily due to increased in financial services offerings.

For comparative purposes, it is important to note that during 2008 the Company did not record a tax expense. Equity income from affiliates was $8.3 million for 2009, an increase of $3.4 million. For comparative purposes, GTSI’s income before taxes in 2009 was $9.7 million up 60.3% from 2008.
GTSI’s sales during 2009 were 38% from the Department of Defense, 37% from civilian agencies and departments and 25% from prime contractors.
Leading solution offerings for 2009 were virtualization, networking, data center activities, security, both physical and cyber, and IT services management. GTSI’s top technology partners for 2009 included Cisco, Sun, Microsoft, Dell and HP.
Strategy and Expectations
“Two key shifts in the patterns of federal and state government procurement of technology products and services occurred during 2009. First, the federal budget had greater emphasis on domestic civilian expenses, which resulted in a 5% increase in our civilian business,” said Friedlander. “Secondly, we saw a sharp decline in our state and local business as many municipalities struggled with budget shortfalls. Overall, our state and local business unit only makes up 5% of our sales, so we have limited exposure and do not anticipate it coming back in the coming year.
“From a GTSI operating model, we will continue to drive our financing and services because they offer higher margin opportunities. The gross margin for our financing division grew 14.2% year-over-year and we expect this growth to continue. We continue to see challenges in our business model and expect first quarter gross margin to be flat to slightly down as a result of increased pricing pressure on products from recent industry mergers and a significant focus on awarding contracts to smaller sized businesses. We anticipate that our income from operations, excluding income from investments, will grow in 2010 as we continue to shift sales from products to solutions and services and realize cost savings.”
Financial Update
Peter Whitfield, GTSI’s Senior Vice President and Chief Financial Officer, said, “GTSI ended the year in excellent financial condition, with no long-term debt, cash on hand and stockholders’ equity of $96.3 million or $9.86 per diluted share. Also during 2009, we entered into a $135 million credit facility with Castle Pines Capital and since March 2009 we have not been in the line.”
Conference Call
An investor conference call to discuss fourth quarter and full year results is scheduled for 10:00 a.m. Eastern Time March 5, 2010. Interested parties are invited to participate by calling 800-593-9034 or 334-323-7224, pass code is GTSI. In addition, you may access the webcast on GTSI’s Investor Relations page (www.gtsi.com/ir). Webcast will be available for replay through March 5, 2011. To listen to the live call on the Internet, go to the web site at least 15 minutes early to register, download and install any necessary audio software. A replay will be available following the conclusion of the call until 6:00 p.m. eastern, March 15, 2010. To access the replay, please dial 877-919-4059 or 334-323-7226, pass code 91094257.

About GTSI Corp.
GTSI Corp. provides a Technology Lifecycle Management (TLM) approach to IT infrastructure solutions delivered through industry-leading professional and financial services. GTSI employs a proactive, strategic methodology that streamlines technology lifecycle management, from initial assessment to acquisition, implementation, refresh, and disposal. TLM allows customers to implement solutions quickly and cost-effectively. GTSI’s certified engineers and project managers leverage strategic partnerships with technology innovators. These experts use proven, repeatable processes to design, deploy, manage, and support simple to complex solutions, to meet client’s current and future requirements and business objectives. GTSI is headquartered in Northern Virginia, outside of Washington, D.C. and was named as one of “Best Places to Work” in 2009. Further information about the Company is available at www.GTSI.com.
Except for historical information, all of the statements, expectations, beliefs and assumptions contained in the foregoing are “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) that involve a number of risks and uncertainties. It is possible that the assumptions made by management, including, but not limited to, those relating to sales, margins, operating results and net income, and the effect of new contracts and lender agreements, as well as new vendor relationships may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements. In addition to the above factors, other important factors that could cause actual results to differ materially are discussed in the Company’s most recent annual report on Form 10-K and included from time to time in other documents filed by the Company with the Securities and Exchange Commission.
GTSI and GTSI.com are registered trademarks of GTSI Corp. in the U.S. and other countries. All trade names are the property of their respective owners.
GTSI Contact:
Paul Liberty
Vice President, Corporate Affairs & Investor Relations
703.502.2540
paul.liberty@gtsi.com

GTSI Corp. Unaudited Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended
	December 31,		2009 vs 2008
	2009	2008	Variance	Percentage
SALES Product	$211,144	$241,170	$(30,026)	-12.5%
Service	14,790	15,930	(1,140)	-7.2%
Financing	17,579	5,016	12,563	250.5%

	243,513	262,116	(18,603)	-7.1%

COST OF SALES
Product	189,744	219,779	30,035	13.7%
Service	7,567	8,129	562	6.9%
Financing	12,347	2,441	(9,906)	-405.8%

	209,658	230,349	20,691	9.0%

GROSS MARGIN	33,855	31,767	2,088	6.6%
SELLING, GENERAL & ADMINISTRATIVE EXPENSES	26,979	27,605	626	2.3%

INCOME FROM OPERATIONS	6,876	4,162	2,714	65.2%
INTEREST AND OTHER INCOME, NET	3,070	1,675	1,395	83.3%

INCOME BEFORE TAXES	9,946	5,837	4,109	70.4%
INCOME TAX (PROVISION) BENEFIT	(4,120)	1,744	(5,864)	-336.2%

NET INCOME	$5,826	$7,581	$(1,755)	-23.1%

EARNINGS PER SHARE
Basic	$0.61	$0.77	$(0.16)	-20.8%

Diluted	$0.60	$0.77	$(0.17)	-22.1%

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	9,613	9,792	(179)	-1.8%

Diluted	9,675	9,857	(182)	-1.8%

GTSI Corp. Unaudited Consolidated Statements of Operations
(In thousands, except per share data)

	Twelve Months Ended
	December 31		2009 vs 2008
	2009	2008	Variance	Percentage
SALES
Product	$677,966	$745,366	$(67,400)	-9.0%
Service	55,625	56,529	(904)	-1.6%
Financing	28,279	19,270	9,009	46.8%

	761,870	821,165	(59,295)	-7.2%

COST OF SALES
Product	611,310	673,858	62,548	9.3%
Service	33,236	31,551	(1,685)	-5.3%
Financing	15,872	8,403	(7,469)	-88.9%

	660,418	713,812	53,394	7.5%

GROSS MARGIN	101,452	107,353	(5,901)	-5.5%
SELLING, GENERAL & ADMINISTRATIVE EXPENSES	98,107	103,848	5,741	5.5%

INCOME FROM OPERATIONS	3,345	3,505	(160)	-4.6%
INTEREST AND OTHER INCOME, NET	6,320	2,524	3,796	150.4%

INCOME BEFORE TAXES	9,665	6,029	3,636	60.3%
INCOME TAX (PROVISION) BENEFIT	(4,209)	1,806	(6,015)	-333.1%

NET INCOME	$5,456	$7,835	$(2,379)	-30.4%

EARNINGS PER SHARE
Basic	$0.56	$0.80	$(0.24)	-30.0%

Diluted	$0.56	$0.79	$(0.23)	-29.1%

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	9,706	9,760	(54)	-0.6%

Diluted	9,762	9,865	(103)	-1.0%

GTSI Corp. Unaudited Consolidated Balance Sheet
(In thousands)

			Change from
	December 31,	December 31,	December 31, 2008
	2009	2008	Variance	Percentage
ASSETS
Current assets:
Cash and cash equivalents	$7,894	$—	$7,894	100.0%
Accounts receivable, net	209,595	190,740	18,855	9.9%
Inventory	13,477	13,491	(14)	-0.1%
Deferred costs	1,807	7,849	(6,042)	-77.0%
Other current assets	4,140	7,807	(3,667)	-47.0%

Total current assets	236,913	219,887	17,026	7.7%
Depreciable assets, net	10,960	13,664	(2,704)	-19.8%
Long-term receivables and other assets	40,758	14,078	26,680	189.5%

TOTAL ASSETS	$288,631	$247,629	$41,002	16.6%

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Borrowings under credit facility	$—	$22,387	$22,387	100.0%
Accounts payable	109,723	103,553	(6,170)	-6.0%
Accounts payable — Floor plan	34,889	—	(34,889)	-100.0%
Financed lease debt, current portion	831	6,538	5,707	87.3%
Accrued liabilities	26,127	17,857	(8,270)	-46.3%
Deferred revenue	3,176	2,079	(1,097)	-52.8%

Total current liabilities	174,746	152,414	(22,332)	-14.7%
Long-term financed lease debt	—	2,530	2,530	100.0%
Other liabilities	17,598	2,571	(15,027)	-584.5%

Total liabilities	192,344	157,515	(34,829)	-22.1%
Total stockholder’s equity	96,287	90,114	(6,173)	-6.9%

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$288,631	$247,629	$(41,002)	-16.6%